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                                                                   EXHIBIT 23(p)

                             CONSENT OF PAUL HAZEN

    I hereby consent to being nominated as a director of Vodafone AirTouch Public Limited Company ("Vodafone AirTouch") pursuant to the Agreement and Plan of Merger, dated as of January 15, 1999, among Vodafone Group Public Limited Company ("Vodafone"), AirTouch Communications, Inc. ("AirTouch") and Apollo Merger Sub, Inc., a wholly owned subsidiary of Vodafone ("Apollo Merger Sub"), providing for the merger (the "Merger") of Apollo Merger Sub with and into AirTouch, and to being named as about to become a director of Vodafone AirTouch in the Registration Statement on Form F-4 of Vodafone to be filed in connection with the Merger.

April 21, 1999

                                     /s/ PAUL HAZEN
                                     -----------------------------------------
                                     Paul Hazen